AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 16, 2021

BOXABL, INC.

6120 N. Hollywood Blvd. #104

Las Vegas, NV 89115

UP TO 62,658,228 SHARES OF NON-VOTING SERIES A-1 PREFERRED STOCK AND UP TO 62,658,228 SHARES OF COMMON STOCK INTO WHICH THE NON-VOTING SERIES A-1 PREFERRED STOCK MAY CONVERT

AND

UP TO 3,571,429 SHARES OF NON_VOTING SERIES A PREDERRED STOCK AND UP TO 3,571,429 SHARES OF COMMON STOCK INTO WHICH THE NON-VOTING SERIES A PREFERRED STOCK MAY CONVERT

MINIMUM INVESTMENT: $1000

SEE “SECURITIES BEING OFFERED” AT PAGE 36

Series A-1 Preferred Stock	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer(2)	Proceeds to other persons
Per share	$0.79	$0.055	$0.735	N/A
Total Minimum	$1,000,000	$70,000	$930,000	N/A
Total Maximum	$49,500,000	$2,980,000	$46,520,000	N/A

(1)   We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file an amendment to the Offering Statement of which this Offering Circular is a part. The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Dalmore will receive a 1% commission, in addition to the one-time set-up fee and consulting fee of $20,000 payable by the company to Dalmore. In addition, we have engaged OpenDeal Broker LLC to assist with processing of investments through the online investment platform at www.republic.co maintained by OpenDeal Inc. (“Republic”). OpenDeal Broker LLC will perform substantially the same services as Dalmore, but only for those subscriptions received through Republic. The website www.republic.co will be used to communicate the offering to investors so they may purchase the securities in this offering through OpenDeal Broker LLC. As compensation, the company will pay to OpenDeal Broker LLC a commission equal to 2% of the funds raised through Republic, as well as offering set-up and processing fees equal to 5% of the amount raised through Republic for aggregate investments up to $1,000,000, and 4% of the amount raised over $1,000,000, with a minimum fee of $10,000. While we anticipate most sales will be processed by Dalmore, we are reflecting the higher commission to be received by OpenDeal Broker LLC in this table.

See “Plan of Distribution and Selling Security Holders” for details.

(2)   Not including legal and accounting expenses of this Offering, which are estimated at approximately $85,000 for a fully-subscribed offering, not including state filing fees.

Series A Preferred Stock	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer(2)	Proceeds to other persons
Per share/unit	$0.14	$0.0014	$0.138	N/A
Total Maximum	$500,000	$5,000	$495,000	N/A

(1)   Sales of Series A Preferred Stock will only be conducted through Dalmore, which will perform administrative and technology related functions in connection with this offering, but not underwriting or placement agent services. Dalmore will receive a 1% commission, in addition to the one-time set-up and consulting fee described above. The one-time set-up and consulting fees are not reflected in this table. See “Plan of Distribution and Selling Security Holders” for details.

(2)   Not including legal and accounting expenses of this Offering, which are estimated at approximately $5,000 for a fully-subscribed offering, not including state filing fees.

We have engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. This Offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold; (ii) three years from the date of qualification of this Offering Statement or (iii) the date at which the Offering is earlier terminated by the company at its sole discretion. However, if a new offering statement is filed with the United States Securities and Exchange Commission (the “Commission”) prior to the termination of this Offering, this Offering may continue to be offered and sold until the earlier of the qualification of the new offering statement or three years and 180 days from the date of qualification of this Offering Statement. At least every 12 months after this Offering has been qualified by the Commission, the company will file a post-qualification amendment to include its recent financial statements. The Offering is being conducted on a best-efforts basis with a minimum raise of $1,000,000 (the “Minimum Target”). Provided the company reaches the minimum target, we may undertake one or more closings on a rolling basis, if we do so, we anticipate after the initial closing to hold closing at least on a monthly basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of the Offering, we expect to hold closings on at least a monthly basis.

The shares being sold in this offering include contractual restrictions on transfer. Pursuant to Article III of the Stockholders Agreement, investors will not be allowed to transfer shares acquired in this offering, except under limited circumstance following approval of the Board of Directors of the Company and satisfaction of the provisions of a right of first refusal granted to Paolo Tiramani and Galiano Tiramani.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately March [_], 2021

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Boxabl” or “the company” refers to Boxabl, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The Company

Boxabl is on a mission to bring building construction in line with modern manufacturing processes, creating a superior residential and commercial building that could be completed in half the time for half the cost of traditional construction.

The core product that we offer is the “Building Box", which consists of room modules that ship to site at a low cost and are stacked and connected to build most any shape and style of finished buildings. We are currently evaluating market demand, but anticipate that available dimensions will be 20x20 ft., 20x30 ft., 20x40 ft., and 20x60 ft. Our first product available for sale is our Casita Box, an accessory dwelling unit featuring a full-size kitchen, bathroom, and living area.

The Offering

Securities offered by us:

Maximum of 62,658,228 shares of Non-Voting Series A-1 Preferred Stock and 62,658,228 shares of Common Stock into which the Non-Voting Series A-1 Preferred Stock may convert.

Maximum of 3,571,429 shares of Non-Voting Series A Preferred Stock and 3,571,429 shares of Common Stock into which the Non-Voting Series A Preferred Stock may convert.

Securities outstanding before the offering as of December 31, 2020:
Common Stock:	300,000,000 shares
Series A-1 Preferred Stock:	0 shares
Series A Preferred Stock:	16,680,269 shares

Series A-1 Preferred Stock outstanding after the offering (assuming a fully subscribed offering):	63,315,902 (1)
Series A Preferred Stock outstanding after the offering (assuming a fully subscribed offering):	20,251,698

(1) Includes 657,674 shares of Series A-1 Preferred Stock issued upon the mandatory conversion of convertible notes issued by the company, with $388,028 of such notes outstanding as of the date of this Offering Circular.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history with a history of losses and we may not achieve or maintain profitability in the future.
●	If we cannot raise sufficient funds, we will not succeed.
●	Our future success is dependent on the continued service of our senior management and in particular our Founder and Chief Executive Officer Paolo Tiramani.
●	We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.
●	Decreased demand in the housing industry would adversely affect our business.
●	If we do not protect our brand and reputation for quality and reliability, or if consumers associate negative impressions of our brand, our business will be adversely affected.
●

We depend upon our patents and trademarks licensed from a related party. Any failure to protect those intellectual property rights, or any claims that our technology infringes upon the rights of others may adversely affect our competitive position and brand equity.

●	We do not yet have an outfitted manufacturing facility to begin production as the scale necessary to make the business viable.
●	We have accepted deposits for a product we are not yet able to produce at scale.
●

We will rely on third-party builders to construct our Boxes on site as well as we intend to rely on third-party franchisees. The failure of those builders to properly construct homes and franchisee manufacturers to properly manufacture Boxes could damage our reputation, result in costly litigation and materially impact our ability to succeed.

●	If an unknown defect was detected in our Boxes or Box designs, our business would suffer and we may not be able to stay in business.
●	The housing industry is highly competitive and many of our competitors have greater financial resources than we do. Increased competition may make it difficult for us to operate and grow our business.
●	Government regulations may cause project delay, increase our expenses, or increase the costs to our customers which could have a negative impact on our operations.
●	Increases in the cost of raw materials, or supply disruptions, could have a material adverse effect on our business.
●	You will not have significant influence on the management of the company.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	Our Articles of Incorporation includes a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business

We have a limited operating history with a history of losses and we may not achieve or maintain profitability in the future. The company has operated at a loss since inception and historically relied on contributions from its owners to meet its growth needs. Further we have yet to receive any revenue from the sale of Boxes, our sole intended product. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional capital expenses, marketing and general and administrative expenses that will require raising funds in these offerings to cover these additional costs until we are able to generate significant revenue.

If we cannot raise sufficient funds, we will not succeed. We are offering shares of our Non-Voting Series A-1 Preferred Stock to raise up to $49,500,000 in this Offering, plus up to $500,000 of our Non-Voting Series A Preferred Stock. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to continue to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, the company may not survive. If we raise a substantially lesser amount than our aggregate $50,000,000 goal, we will have to find other sources of funding for some of the plans outlined in “Plan of Operations”.

The company has realized significant operating losses to date and expects to incur losses in the future. The company has operated at a loss since inception, and these losses are likely to continue. Boxabl’s net loss for 2019 was $707,547 and its net loss for 2018 was $110,768, and for the six month period ended June 30, 2020, Boxabl experienced a net loss of $335,117. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The company’s auditor has prepared its audit report on the basis of the company continuing to operate as a going concern. The company’s auditor has issued a “going concern” opinion on the company’s financial statements. The company incurred a net loss of $707,547 during the year ended December 31, 2019, and has limited revenues, which creates substantial doubt about its ability to continue as a going concern.

Our future success is dependent on the continued service of our senior management and in particular our Founder and Chief Executive Officer Paolo Tiramani. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. This is particularly true of our Founder and Chief Executive Officer Paolo Tiramani, who designed and patented our core intellectual property. The experience, technical skills and commercial relationships of our key personnel provide us with a competitive advantage, particularly as we are building our brand recognition and reputation.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results. We have received substantial interest in our Casita Boxes and will strive to meet that demand. This will require significant scaling up of operations, including acquiring facilities space, and skilled labor. To date, we do not have any experience manufacturing our products at a commercial scale. If we are unable to effectively manage our scaling up in operations, we could face unanticipated slowdowns and problems and costs that harm our ability to meet production demands.

Decreased demand in the housing industry would adversely affect our business. Demand for new housing construction is tied to the broader economy and factors outside the company’s control. Should factors such as the COVID-19 pandemic result in continued loss of general economic activity, we could experience a slower growth in demand for our Boxes.

If we do not protect our brand and reputation for quality and reliability, or if consumers associate negative impressions of our brand, our business will be adversely affected. As a new entrant in the highly competitive home construction market, our ability to successfully grow our business is highly dependent on the reputation we establish for quality and reliability. To date, we have built a positive reputation based on our demonstration products for trade shows and conferences. As we expand operations to selling Boxes, we will need to deliver on the quality and reliability that is expected of us. If potential customers create a negative association about our brand, whether warranted or not, our business could be harmed.

We depend upon our patents and trademarks licensed from a related party. Any failure to protect those intellectual property rights, or any claims that our technology infringes upon the rights of others may adversely affect our competitive position and brand equity. Our future success depends significantly on the intellectual property created by our founder and which is owned by a related entity, Build IP LLC. If Build IP LLC is unable to protect that intellectual property from infringement, or if it is found to infringe on others our business would be materially harmed as competitors could utilize our same building and shipping designs.

We have not yet outfitted our initial manufacturing facility to begin production as the scale necessary to make the business viable. Proceeds from this offering will be used to outfit our initial manufacturing space in the Las Vegas area for our Boxes. Previously, we had only enough space to produce demonstration products. Our business relies on being able to produce our Boxes at scale, which can only be done once we have manufacturing space that is large enough for specialization of functions during the manufacturing process. If we are not able to outfit our initial manufacturing space in a timely manner, or on reasonable terms, our financial results may be negatively impacted.

We have accepted deposits for a product we are not yet able to produce at scale. As of the date of this offering circular, we have accepted deposits ranging from $100 to $1,200 from approximately 2,000 prospective customers. These deposits are being recorded as liabilities of the company and have not been maintained in a segregated account. As such, if the company is not able to deliver the requested product, we will be obligated to return the deposit, whether funds are available or not. If the prospective purchaser merely decides to not purchase a Box once they are available, they will forfeit their deposit.

We require additional capital in order to produce Casitas that have already been ordered from the company. In December 2020, we received two purchase orders to deliver 156 Casitas by November 18, 2021. We currently do not have the capacity to meet that delivery deadline and require additional capital to outfit our manufacturing facility in order to construct enough Casitas to meet that order. If we are unable to meet the delivery deadline, we may be required to repay amounts already paid under the purchase order, and the company’s reputation may be harmed.

We will rely on third-party builders to construct our Boxes on site as well as we intend to rely on third-party franchisees. The failure of those builders to properly construct homes and franchisee manufacturers to properly manufacture Boxes could damage our reputation, result in costly litigation and materially impact our ability to succeed. We sell our Boxes to Boxabl trained and certified builders, who are then responsible for on-site building and assembly. Purchasers can also order directly from us, and they will need to engage their own builders. We may discover that builders are engaging in improper construction practices, negatively impacting the reliability of our Boxes.  Further, we not only intend to manufacturer the Boxes at our own factories but also to rely on third-party franchisees to manufacture our Boxes. To the extent that we do, we cannot be certain that any such franchisees will act in a manner consistent with our standards and requirements and produce Boxes in accordance with our quality standards. We may discover that our franchisees do not end up operating their franchises in accordance with our standards or applicable law.  The occurrence of such events by the builders or franchisees could result in liability to us, or reputational damage.

If an unknown defect was detected in our Boxes or Box designs, our business would suffer and we may not be able to stay in business. In the ordinary course of our business, we could be subject to home warranty and construction defect claims. Defect claims may arise a significant period of time after a building with our Boxes has been completed. Although we maintain general liability insurance that we believe is adequate and may be reimbursed for losses by subcontractors that we engage to assemble our homes, an increase in the number of warranty and construction defect claims could have a material adverse effect on our results of operations. Furthermore, any design defect in our components may require us to correct the defect in all of the projects sold up until that time.  Depending on the nature of the defect, we may not have the financial resources to do so and would not be able to stay in business.  Even a defect that is relatively minor could be extremely costly to correct in every home and could impair our ability to operate profitably.

The housing industry is highly competitive and many of our competitors have greater financial resources than we do. Increased competition may make it difficult for us to operate and grow our business. The housing industry is highly competitive and we compete with traditional custom builders, manufactured and modular home builders, and other innovative entrants. In addition, we compete with existing homes that are offered for sale, which can reduce the interest in new construction. Many of our competitors have significantly greater resources than we do, a greater ability to obtain financing and the ability to accept more risk than we can prudently manage. If we are unable to compete effectively in this environment, we may not be able to continue to operate our business or achieve and maintain profitability.

Government regulations may cause project delay, increase our expenses, or increase the costs to our customers which could have a negative impact on our operations. We are subject to state modular home building codes, and projects are subject to permitting processes at the local level.  If we encounter difficulties with obtaining state modular home approvals, we could experience increased costs in obtaining those approvals. Until state approvals are obtained, we would be limited in our ability to access that state market. Further, modular home codes may change over time, potentially increasing our costs, which we may not be able to pass on to customers, negatively impact our sales and profitability.

Increases in the cost of raw materials, or supply disruptions, could have a material adverse effect on our business. Our raw materials consist of steel, foams, and plastics, which primarily are sourced from, or dependent on materials sourced domestic vendors who may source their material from overseas. The costs of these materials may increase due to increased tariffs or shipping costs or reduced supply availability of these materials more generally.  Further, global or local natural disruptions, including the COVID-19 pandemic, may impact the supply chain, including limiting work in factories producing the materials into useable forms or impacts on the supply chain. Disruptions in supply could result in delays in our production line, delaying delivery of products. Further, we may not be able to pass through any increased material costs to our customers which could have a material adverse effect on our ability to achieve profitability. To the extent that we are able to pass through increased costs, it may lessen any competitive advantage that we have based on price.

The company has broad discretion in the use of proceeds in this Offering. The company has broad discretion on how to allocate the proceeds received as a result of this Offering and may use the proceeds in ways that differ from the proposed uses discussed in this offering circular. If the company fails to spend the proceeds effectively, its business and financial condition could be harmed and there may be the need to seek additional financing sooner than expected.

Risks Related to the Offering and to the Securities being Offered

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the company based on the best estimates of management, and is not based on historical financial results. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early stage companies, is difficult to assess and you may risk overpaying for your investment.

We include projections of future plans and performance in this offering circular. Projections rely on the occurrence of stated assumptions and should not assumptions not be correct or not occur, then the stated projections may be inaccurate. We include projected timelines in our “Plan of Operations” and include projected cost comparisons on our offering page. Those projections will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance, competition, general economic conditions and our own inability to execute our plans. Potential investors should take the assumptions in consideration when reading those projections, and consider whether they think they are reasonable.

You will not have significant influence on the management of the company. The day-to-day management, as well as big picture decisions will be made exclusively by our executive officers and directors. You will have a very limited ability, if at all, to vote on issues of company management and will not have the right or power to take part in the management of the company and will not be represented on the board of directors of the company. Accordingly, no person should purchase our stock unless he or she is willing to entrust all aspects of management to our executive officers and directors.

This investment is illiquid. There is no currently established market for reselling these securities and the company currently has no plans to list any of its shares on any over-the-counter (OTC) or similar exchange. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, we will likely need to raise additional funds in the future through offering equity or debt that converts into equity, which would dilute the ownership percentage of investors in this offering. See “Dilution.”  Furthermore, if we raise capital through debt, the holders of our debt would have priority over holders of equity, including the Series Seed Preferred Stock, and we may be required to accept terms that restrict our ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditures will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact our business, development, financial condition, operating results or prospects.

By executing the subscription agreement in this offering, investors will join as Stockholders under our Stockholders Agreement. The company has established a Stockholders Agreement between itself, Paolo Tiramani, Galiano Tiramani, and each new stockholder to the company. The agreement provides for among, other items, control of the directorships of the company by Paolo Tiramani and Galiano Tiramani, and restrictions on transfer of the securities in this offering. As such, this agreement places contractual restrictions on the ability of investors to exercise rights traditionally associated with equity ownership in a company.  For instance, an investor would not be able to resell or otherwise dispose of their shares in the company without first providing a right of first refusal to the company, or Paolo Tiramani or Galiano Tiramani to acquire the shares. Investors should carefully review the terms of the Stockholders Agreement, which is included as an exhibit to this offering statement, of which this offering circular is part, as well as the summary discussion included under “Securities Being Offered—Stockholders Agreement”, and be certain they are willing to accept the contractual terms of the Stockholders Agreement limiting their ability to exercise full control of their shares. In addition to the forum selection provisions and jury trial waiver described below, for further emphasis the company is highlighting the following risks associated with the Stockholders Agreement:

The Stockholders Agreement places limitations on the transferability of our securities.

Pursuant to Article III of the Stockholders Agreement, investors will not be allowed to transfer shares acquired in this offering, except under limited circumstance following approval of the Board of Directors of the Company and satisfaction of the provisions of a right of first refusal granted to Paolo Tiramani and Galiano Tiramani. Investors should note that these restrictions on transferability are in addition to any restrictions provided by statute or regulation. This means that investors will not be able to dispose of their shares on their own volition without satisfying the requirements of the Stockholders Agreement.

The Stockholders Agreement ensures that the company will be controlled by Paolo Tiramani and Galiano Tiramani while the agreement is in place.

Under the Stockholders Agreement, each of Paolo Tiramani and Galiano Tiramani have the sole right to appoint one director, as well as jointly appoint a third director. No other stockholder currently has any right to appoint directors to the company’s board of directors. This means that investors will have no control over the management of the company, or policy setting role of the board of directors. Instead, investors must rely on the efforts of Paolo Tiramani and Galiano Tiramani.

Investors who are married will be required to deliver a spousal consent to the Stockholders Agreement.

The company requires that a married investor provide a spousal consent to the Stockholders Agreement. A spousal consent is important to the company because in the event of dissolution of a marriage, or death of the investor with the spouse inheriting the securities in this offering, the spouse taking possession of the shares will be bound by the terms of the Stockholders Agreement, providing certainty to the company for the enforcement of the agreement. The company requires that the spousal consent be provided to the company within 15 days of confirmation of an investment in the company. While non-receipt of a spousal consent when necessary may result in equitable remedies pursuant to the Stockholders Agreement, it is not a condition of the investment or being a stockholder of the company. This means that investors whose shares are transferred by reason of dissolution of marriage or death of the investor may be in breach of the Stockholders Agreement if no spousal consent was provided to the company.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement or Stockholders Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements. Investors in this offering will be bound by the subscription agreement and Stockholders Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to these agreements. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement or Stockholders Agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under one of these agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement or Stockholders Agreement with a jury trial. No condition, stipulation or provision of the subscription agreement or Stockholders Agreement serves as a waiver by any holder of our shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our Articles of Incorporation, Stockholders Agreement, and subscription agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Articles of Incorporation

Our Articles of Incorporation includes a forum selection provision that requires any claims against us by stockholders involving, with limited exceptions:

•brought in the name or right of the Corporation or on its behalf;

•asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the company to the company or the company’s stockholders;

•arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the Nevada Revised Statutes or any provision of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws;

•to interpret, apply, enforce or determine the validity of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws; or

•asserting a claim governed by the internal affairs doctrine.

Any of the above actions are required to be brought in the Eighth Judicial District Court of Clark County, Nevada. If the Eighth Juridical District Court of Clark County does not have jurisdiction, then the matter may be adjudicated in another state district court in the State of Nevada, or in federal court located within the State of Nevada. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Note, this provision does not apply to any suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction.

Stockholders Agreement

Our Stockholders Agreement includes a forum selection provision that requires any suit, action, or proceeding based in contract or tort arising from the Stockholders Agreement be brought in the Eighth Judicial District Court of Clark County, Nevada. If the Eighth Juridical District Court of Clark County does not have jurisdiction, then the matter may be adjudicated in another state district court in the State of Nevada, or in federal court located within the State of Nevada. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Subscription Agreement

Our subscription agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the subscription agreement be brought in a state of federal court of competent jurisdiction located within the State of Nevada. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Using a credit card to purchase shares may impact the return on your investment. Investors in this offering have the option of paying for their investment with a credit card.  Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy.  See “Plan of Distribution and Selling Securityholders.”  The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees.  These increased costs may reduce the return on your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table (as of December 31, 2020) demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing stockholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders and earlier investors. The share numbers and amounts in this table assume (1) conversion of all issued shares of Preferred Stock into shares of Common Stock and (2) conversion of all outstanding convertible notes into shares of Common Stock at their discounted conversion price.

Class of Securities	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective cash price per share at issuance or potential conversion

Common Stock	2020	300,000,000		300,000,000	$0.00
Series A Preferred Stock	2020	16,680,269		18,680,269	$0.14
Series A-1 Preferred Stock	2021			0

Convertible Notes	2020		168,776	168,776	$0.59

Total Common Share Equivalents		318,680,269	168,776	318,849,045	$0.01

Investors in this Offering (Assuming fully subscribed offering)
Series A Preferred Stock			3,571,429	3,571,429	$0.14
Series A-1 Preferred Stock			62,658,228	62,658,228	$0.79

Total after inclusion of this offering		316,680,269	66,398,433	383,078,702

The following table demonstrates the dilution that new investors for the company’s Series A-1 Preferred Stock will experience upon investment in the company. We chose to focus on the Series A-1 Preferred Stock to illustrate the effects of dilution as we anticipate the vast majority of new investment will be in exchange for our Series A-1 Preferred Stock. This table uses the company’s unaudited net tangible book value as of June 30, 2020 of $(234,511) which is derived from the net equity of the Company in the June 30, 2020 interim financial statements. The offering costs assumed in the following table includes up to $2,980,000 in commissions payable to OpenDeal Broker LLC, as well as up to $85,000 for legal, accounting, and EDGARization fees incurred for this Offering. We expect most sales to take place through Dalmore at a 1% commission, but are including the percentage commissions and fees payable to OpenDeal Broker LLC to illustrate dilution as that amount is higher. If all sales were made through Dalmore, the commissions payable would be up to $495,000. The table presents three scenarios for the convenience of the reader: a $5,000,000 raise from this offering, a $20,000,000 raise from this offering, a $35,000,000, and a fully subscribed $49,500,000 raise from this offering (the maximum offering for the Series A-1 Preferred Stock).

	$5 Million Raise	$20 Million Raise	$35 Million Raise	$49.5 Million Raise
Price per Share	$0.79	$0.79	$0.79	$0.79
Shares Issued	6,329,114	25,316,456	44,303,797	62,658,228
Capital Raised	$ 5,000,000	$ 20,000,000	$ 35,000,000	$ 49,500,000
Less: Offering Costs	$ 395,000	$ 1,295,000	$ 2,195,000	$ 3,065,000
Net Offering Proceeds	$ 4,605,000	$ 18,705,000	$ 32,805,000	$ 46,435,000
Net Tangible Book Value Pre-financing at June 30, 2020	($234,511)	($234,511)	($234,511)	($234,511)
Net Tangible Book Value Post-financing	$ 4,370,489	$ 18,470,489	$ 32,570,489	$ 46,200,489

Shares issued and outstanding pre-financing	316,680,269	316,680,269	316,680,269	316,680,269
Total Post-Financing Shares Issued and Outstanding	323,009,383	341,996,725	360,984,066	379,338,497
Net tangible book value per share prior to offering	$ (0.001)	$ (0.001)	$ (0.001)	$ (0.001)
Increase/(Decrease) per share attributable to new investors	$ 0.014	$ 0.055	$ 0.091	$ 0.123
Net tangible book value per share after offering	$ 0.014	$ 0.054	$ 0.090	$ 0.122
Dilution per share to new investors ($)	$ 0.776	$ 0.736	$ 0.7000	$ 0.668
Dilution per share to new investors (%)	98.29%	93.16%	88.58%	84.58%

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a maximum of 62,658,228 shares of its Non-Voting Series A-1 Preferred Stock at a price of $0.79 per share on a “best-efforts” basis, as well as up to 3,571,429 shares of its Non-Voting Series A Preferred Stock at a price of $0.14 per share. The company has set a minimum of $1,000,000 in gross proceeds to be received prior to the occurrence of any closing for the Series A-1 Preferred Stock. There is no minimum for the Series A Preferred Stock.

The Non-Voting Series A Preferred Stock will only be available to a select group of investors who made commitments or indications of interest during our previous offering under Regulation Crowdfunding, but were not able to make that investment because we had reached our maximum offering size of $1.07 million. The company will contact those prospective investors directly regarding their eligibility to subscribe for our Non-Voting Series A Preferred Stock in this offering. These investors will then have the opportunity to make a new investment decision in accordance with the subscription procedures described below.

For each class of shares, the minimum investment per investor is $1000.

For our Non-Voting Series A-1 Preferred Stock, we plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by us at our sole discretion.

Provided the company has received the minimum offering amount for the Series A-1 Preferred Stock, the company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company. If the minimum amount is not reached, any funds tendered by investors will be promptly returned.

Broker-Dealer Agreement

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. The services performed include:

●

Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer;

●

Review each investors subscription agreement to confirm such investors participation in the offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation;

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●

Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the company. In addition, the company will pay a $20,000 consulting fee that will be due after FINRA issues a No Objection Letter and the Commission qualifies the offering. The company estimates that total fees due to pay Dalmore would be $525,000 for a fully subscribed offering. These assumptions were used in estimating the expenses of this offering.

Republic Agreement

In addition, the company has engaged OpenDeal Broker LLC (CRD #297797) to assist with processing of investments through the online investment platform at www.republic.co maintained by OpenDeal Inc. (“Republic”). OpenDeal Broker LLC will perform substantially the same services as Dalmore, but only for those subscriptions received through Republic. These services include:

●	Provide a landing page on the Republic platform for our offering of the Shares and perform related services;
●

Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer;

●	Provide technical services to allow us to execute and deliver evidence of the executed subscription agreement to the investor, and
●	Provide services that allow an investor to send consideration for the Shares to the Escrow Agent.

The company does not intend to actively promote the offering on Republic, and OpenDeal Broker LLC will not act as an underwriter or placement agent for this offering. Only our shares of Series A-1 Preferred Stock will be available through Republic.

As compensation, the company will pay to OpenDeal Broker LLC a commission equal to 2% of the funds raised through Republic, as well as offering set-up and processing fees equal to 5% of the amount raised through Republic for aggregate investments up to $1,000,000, and 4% of the amount raised over $1,000,000, with a minimum fee of $10,000.

Investors’ Tender of Funds

Provided we have reached our minimum investment of $1,000,000 received by the Escrow Agent, we will conduct multiple closings on investments (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held in a segregated deposit account controlled by the company and will be transferred to our operating account at each closing in this offering.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for either the Non-Voting Series A-1 or Series A Preferred Stock in this offering, you should complete the following steps:

1.Go to invest.boxabl.com, click on the "Invest Now" button;

2.Complete the online investment form;

3.Deliver funds directly by check, wire, debit or credit card, or electronic funds transfer via ACH to the specified account;

4.Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor.  After Dalmore has completed its review of a subscription agreement for an investment in the company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit or credit card, or electronic funds transfer via ACH to the specified account) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent. Credit card transactions will be processed through a payment processing platform integrated with the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Dalmore’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Republic Subscription Process

Investors investing through OpenDeal Broker LLC may also access the company’s offering through an offering page hosted on Republic. Investors may follow the instructions provided through Republic to review the company’s offering materials, including the offering circular and subscription agreement, as well as submit payment which will be deposited into an escrow account at the Escrow Agent for the benefit of the company. Credit card transactions will be processed through a payment processing platform integrated with the Escrow Agent as well.

OpenDeal Broker LLC has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares. OpenDeal Broker LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. OpenDeal Broker LLC is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon OpenDeal Broker LLC’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of OpenDeal Broker LLC in this offering as any basis for a belief that it has done extensive due diligence. OpenDeal Broker LLC does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this offering should be made directly to the company.

Escrow Agent

After an investor executes a subscription agreement, those funds will be irrevocable and will remain in a subscription escrow account established for the Offering. The company has engaged Prime Trust, LLC as the escrow agent (the “Escrow Agent”) for the Offering. If a subscription is rejected or if a rescission is requested, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.  The Escrow Agent has not investigated the desirability or advisability of investment in the Shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon closing or returned to the investors as discussed above. We may undertake one or more closings on a rolling basis (so not all investors will receive their units on the same date) after reaching the minimum offering amount. After each closing, funds tendered by investors will be available to us. Upon each closing, investors will receive a notification regarding their Shares and funds tendered by investors will be made available to the company. The Escrow Agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

Transfer Agent

Colonial Stock Transfer will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Selling Securityholders

There are no selling securityholders in this offering.

Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Nevada, for the purpose of any suit, action or other proceeding arising out of or based upon the subscription agreement. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the subscription agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

The company estimates that if it sells the maximum amount of $50,000,000 from the sale of its Non-Voting Series A-1 and Series A Preferred Stock, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50,000,000 under Tier 2 of Regulation A, the net proceeds to the issuer in this offering would be approximately $46,910,000, after deducting the estimated fixed offering expenses of $85,000 and commissions due to OpenDeal Broker, LLC for all sales of the Non-Voting Series A-1 Preferred Stock and commissions due to Dalmore for sales of the Non-Voting Series A Preferred Stock. As stated above, we expect that most sales will be conducted through Dalmore, but are including the higher commission due to OpenDeal Broker LLC for the calculations below.

We are also setting out our estimated use of proceeds based on four other scenarios, including the minimum raise of $1,000,000, as well as receiving gross proceeds of $10,000,000, $25,000,000, and $50,000,000. The values are estimates and actual expenses may differ in order to serve the best interests of the company. Our current priority is to raise sufficient funds to build out our manufacturing facilities space, purchase capital equipment, and raw materials to deliver on placed orders as they arrive, as well as to meet the demand we anticipate from purchasers that have expressed interest and placed deposits. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	$1M Offering	$10M Offering	$25M Offering	$50M Offering
Offering Proceeds
Gross Proceeds	$ 1,000,000	$ 10,000,000	$ 25,000,000	$ 50,000,000
Offering Expenses	$ 155,000	$ 695,000	$ 1,595,000	$ 3,090,000

Total Proceeds Available for Use	$ 845,000	$ 9,305,000	$ 23,405,000	$ 46,910,000

Estimated Expenses
Sales & Marketing	-	$ 300,000	$ 550,000	$ 2,000,000
Purchase of Capital Equipment	$ 160,000	$ 3,300,000	$ 8,130,000	$ 8,330,000

Facility Lease	$ 631,838	$ 840,000	$ 1,600,000	$ 1,600,000
Raw Materials	$ 50,000	$ 1,910,000	$ 3,010,000	$ 3,010,000
General & Administrative	-	$ 1,150,000	$ 7,960,000	$ 8,750,000
Testing & Certification	-	$ 1,800,000	$ 2,100,000	$ 2,100,000
Research & Development	-	-	-	$ 11,000,000

Total Expenditures	$ 841,838	$ 9,300,000	$ 23,350,000	$ 36,790,000

Working Capital Reserves	$ 3,162	$ 5,000	$ 55,000	$ 10,120,000

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Boxabl Overview

Boxabl is on a mission to bring building construction in line with modern manufacturing processes, creating a superior residential and commercial building that could be completed in half the time for half the cost of traditional construction.

The core product that we offer is the “Building Box", which consists of room modules that ship to site at a low cost and are stacked and connected to build most any shape and style of finished buildings. We are currently evaluating market demand, but anticipate that available dimensions will be 20x20 ft., 20x30 ft., 20x40 ft., and 20x60 ft. Our first product available for sale is our Casita Box, an accessory dwelling unit featuring a full-size kitchen, bathroom, and living area.

We believe there is significant market interest in our product based on receiving reservations of interest from over 20,000 customers, some of whom have placed small deposits to formalize their pre-order of the Casita when production begins. In order to meet this initial demand, we are undertaking this capital raise from accredited investors to fund the buildout of our factory, described below, and to begin production.

Boxabl was first organized as a limited liability company in Nevada on December 2, 2017, and reorganized as a Nevada corporation on June 16, 2020. Our core technology was invented by our Chief Executive Officer, Paolo Tiramani, business development director, Galiano Tiramani, and our lead engineer, Kyle Denman. The technology is owned by Build IP LLC, a Nevada limited liability company specially formed as a holding company for the intellectual property. Build IP LLC is controlled by Paolo Tiramani, and has provided an exclusive license to Boxabl.

Our Mission and Innovation

Over the past several hundred years, little has changed in the construction industry. Most buildings are built by hand, one at a time. Modern construction has not yet adopted advantages of the assembly line, robotics, or economies of scale. Even in housing developments with substantially similar homes, while components may be purchased in bulk, the work still involves construction by hand, one at a time. To compound this problem, labor shortages are rising, and new entries to this workforce are slowing. These factors are all contributing to significant backlog of housing demand and price increases that are putting affordable housing out of the reach of common Americans.

One of the prime drivers of the limitations on construction is the ability to ship finished product to a job site. At Boxabl, we realized that innovation in modular construction would not be possible without innovation in shipping. Through our license agreement with it affiliate Build IP, LLC, Boxabl’s patent pending shipping technology allows us to serve large geographic areas from one Boxabl factory. With this shipping technology, we believe that the location of our anticipated flagship factory in North Las Vegas, Nevada will be able to produce products that can be delivered to anywhere in the US, and even international markets.

Our innovations in shipping are only possible because of our unique methods for constructing our building modules. Our “Building Box" system and Box design were created specifically to maximize repeatability in manufacturing. In addition, our reimagined manufacturing process is simplified and efficient. This is achieved in part, by reducing the individual components in the build by approximately 80% compared to traditional building, which requires stacks of lumber and thousands of nails. Significantly fewer components results in significantly less labor costs during manufacturing.

We believe the resulting product boasts many benefits over traditional construction for the end user. Not only does the Boxabl solution reduce building costs and build time compared to traditional home building, but we simultaneously improve upon other metrics that can be used to evaluate building solutions, such as installation speed, fire resistance, energy ratings, mold resistance, environmental impact, wind ratings, flood resistance, pest resistance, trade reduction, impact resistance and much more.

Market Opportunity

Stick framing, invented over 100 years ago, is still the most popular residential building method. Stick framing means laborers build homes one at a time, by hand, using simple tools. A slow, expensive and labor-intensive process that has failed to adapt to modern manufacturing processes.

No mass production, no robotics, no economies of scale, no assembly line, and costs that are dependent on the availability of construction labor, which has experienced shortages in recent years. According to the Associated General Contractors of America, 81% of construction firms have reported difficulty in filling salaried and hourly craft positions.

Despite the labor issues, the construction market is still active. According to the US Census Bureau, privately owned housing starts in January 2021 were a seasonally adjusted annual rate of 1,580,000, which represents a 6.0% reduction from the estimated housing starts in December 2020 of 1,680,000, and 2.3% below the January 2020 rate of 1,617,000. We anticipate the economic turmoil resulting from COVID-19 may result in some decreases in housing construction, that may be abating. For instance, the US Census Bureau reported 1,881,000 seasonally adjusted building permits in January 2021, which is 10.4% above the December 2020 estimate of 1,704,000, and 22.5 above the January 2020 rate of 1,536,000.

Changes in zoning laws designed to increase housing density and solve housing affordability are allowing people around the country, and especially in California, to build accessory dwelling units (“ADUs”) for use and rent. In the city of Los Angeles alone, almost 5000 ADU permits were issued last year. This is a burgeoning market for which the Boxabl product is well positioned.

While we believe ADUs are an easy way to enter the market, Boxabl is not limited to small residential units. The Boxabl product can be used in a wide range of building types — residential, commercial, high rise, multi family, apartment, disaster relief, military, labor housing and more.

Our Products

The Boxabl Solution

The Boxabl product represents a new take on modular construction. A factory finished room module system that can be quickly stacked and arranged on site, and that provides the majority of the building envelope and functions. This allows builders to dramatically reduce build time and costs while increasing quality and features.

The Boxabl product is a large, almost 20 ft. in length room that folds down to 8.5 ft. wide for shipping, and still has sufficient space for factory installed kitchens, bathrooms and more. Each unit is a separate Box. Our Boxes take the heavy lifting of a building’s construction out of the field and moves it into the factory, where it belongs.

Once the Boxes arrive at the jobsite, Boxes are assembled together in a plug and play manner by builders who have been trained and certified by Boxabl to create a finished home of almost any size and style. A typical Box can be assembled in one day. Speed, quality, features and price of the Boxabl product are superior to traditional building methods.

Shipping Solution

The first step in factory manufacturing of large buildings is creating a feasible shipping solution. Our goal was to ship without the need for oversized loads. Oversized loads have extra permitting, follow cars, police escorts, restricted routes and other problems that increase cost dramatically. Our design achieves the largest possible room that is able to fit into standard shipping dimensions, meeting highway, sea and rail transportation requirements.

Smart Manufacturing

Boxabl Boxes are not built like traditional homes, they have been engineered with mass production in mind. This redesign includes a significant reduction in the number of components involved in the manufacturing process. Boxabl Boxes will be built with a laminated panel technology instead of a standard stick frame construction. This means each wall panel that Boxabl manufactures only consists of a few individual components. A comparable traditional wall has thousands of individual components and requires 3+ separate skilled trades to complete (e.g., framing, sheetrock, exterior finish, etc.). Many raw materials in the Boxabl will be processed by off the shelf computer numerical control (CNC) equipment. The use of CNC equipment will give us a degree of automation right away, which we intend to expand to allow for the manufacturing process to be more fully automated.

The System

Efficient factory environments thrive on repeatability. We can achieve the lowest cost by building the same product over and over, leaving it to the final assembly to create unique structures. The Boxabl factory can build our Boxes in different sizes, with different floorplans, the builder can stack, arrange and dress the boxes however they desire for a custom building.

Building Materials

Historically, wood has been used for building construction because it is convenient and available. Wood burns, rots, molds, degrades, and generally has many characteristics that you wouldn't want in a permanent building structure. Further, due to warping, its dimensions are usually not accurate enough to make it compatible with precision robotics. Our wall design doesn't use standard lumber framing, instead we use a laminated panel technology that includes steel skin, expanded polystyrene (EPS) foam, and concrete board. We are able to sources these materials from multiple vendors, and are not reliant on any particular vendor. Unlike wood construction, our panels are less likely to burn, rot, mold, attract bugs or degrade. They are also compatible with automation, computer numerical control (CNC), and the factory environment.

Product Features

The Boxabl building system has many features and solutions that reduce pain points for builders and offer an attractive product for consumers.

	Resilience		Structural
•	Fire resistant	•	Snow load rated

•	Flood resistant	•	Hurricane wind load rated

•	Bug resistant	•	Seismic rated

•	Mold resistant	•	Ultra light, requiring smaller equipment to move

		•	Unit to unit connection - unlimited connection horizontally, 3 unit tall stack allowance

	Design and Engineering		Energy
•	Steel exoskeleton	•	Will qualify for top energy rating

•	Connects to any foundation	•	Dramatically reduced energy bills

•	Packs down for low cost shipping - unfolds to 2.5x volume	•	Smaller sized HVAC

•	Sealing gaskets at joints	•	Minimal thermal bridging

•	Crane pick points for faster setting	•	Perfectly tight envelope

•	MEP network channel - precut chase network for all utilities in walls, roof, and floor for low-cost retrofit of electrical, sprinkler system, HVAC etc.	•	High R values continuous EPS insulation

•	20x20 up to 20x80 room modules	•	High efficiency Appliances and LED lights for minimal energy requirement

•	Multiple floor plans of room modules for millions of combinations

•	Reduced components designed for factory automation

•	Streamlined production process similar to automotive assembly rather than modular

•	Weatherproof roofing membrane ships with unit

•	Unpacking system included that does not require heavy equipment for assembly

•	Simple field assembly does not require skilled labor apart from site work

•	Pre-plumbed for on-site hook up - does not require crawl space

•	All finishing work, paint, trim etc. inside and out ships complete

Approval
•	Pre-approved modular design for easy permitting

•	Mix and stack building system for easy custom plans

•	Full testing, fire, energy, structural

Applicable Regulation

Our Boxes fall under state modular home building codes. As our Boxes are mass produced, we will be able to obtain approvals to meet each state modular home building code. For modular homes, states require the approval of a third party testing and inspection company, which will conduct product testing and factory inspections. We have engaged a third party to do that testing. We are confident in our ability to obtain the required third party approval, and have previously received approvals for the Casita to be used at the builder trade show in Las Vegas following submitting engineer reviewed plans to the City of Las Vegas. If third party testing requires changes in our structures, we believe we will be able to quickly adjust and still deliver our foldable Boxes.

Builders will still be required to obtain local building permits.

Price

Our production and shipping advantages allow us to sell our Boxabl Boxes as competitive prices. The retail price for our initial product “The Casita” will be $50,000, representing about $120/sq. ft. Setup costs of assembly and connection to water and electric services would be in addition to this amount, increasing the total price by an additional $5,000 to $50,000 depending on builder fees. However, compared to building costs in states like California that can be on the order of $400/sq. ft., the Boxabl solution is an attractive option for cost conscious purchasers.

As we are able to increase our bulk purchasing, and introduce greater amounts of automation during the production process, we may be able to reduce the consumer price in the future to capture a larger market. That said, based upon the pre-order interest we have received, the current consumer price has not been off-putting.

Core Technology

The core technology covering the structure of the Boxes and transportation system used by the company was developed by its founder, Paolo Tiramani. Innovations created by Paolo Tiramani have previously led to the creation of new billion-dollar product categories in the tool storage space. The technology is held by Build IP, LLC, a Nevada limited liability company controlled by Paolo Tiramani. Build IP, LLC has issued an exclusive license agreement to the company and will not use the technology in competition with the company. This license agreement is included as Exhibit 6.1 to this offering statement of which this offering circular is part. Build IP LLC will focus on protecting the patents to prevent potential infringement by competitors.

Exclusive License

Boxabl entered into the exclusive license with Build IP, LLC on June 16, 2020. The license will continue in perpetuity unless terminated by written agreement of Boxabl and Build IP, LLC, or by reason of default for (1) failure to pay, (2) failure to perform any material obligations under the license, or (3) insolvency of either party. Pursuant to the license agreement, Boxabl will pay a license fee of 1% of the net selling price generated from the sale of its Boxes to Build IP, LLC. Boxabl has the right to sublicense any of the rights and obligations under the exclusive license, which will facilitate our anticipated factory franchise business model.

Patents

Boxabl has rights to issued and pending patents from Build IP LLC for the structure and transportation of the Boxabl building system, covering all important aspects of its commercial designs, as well as the foreseeable alternatives. The filings closely track and reflect the product designs as they are updated. Further, the scope of protection sought extends beyond the design of the building structures themselves, and includes innovative delivery and assembly equipment and techniques. To date, Build IP LLC has been awarded two US patents and one Canadian patent. In addition, six patent application are pending with the USPTO and five applications pending under the Patent Cooperation Treaty (PCT). As new technology and patentable processes are developed by Boxabl, that intellectual property will be directly held by Boxabl. There is no obligation to assign inventions to Build IP LLC.

The following table identifies the patents to which Boxabl has rights through the license from Build IP LLC:

Structure Patents

JURIS.	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Modular Prefabricated House	Patented	10/653,523	9/2/2003	8,474,194	7/2/2013
US	Modular Prefabricated House	Patented	13/900,579	5/23/2013	8,733,029	5/27/2014
Canada	Modular Pre-Fabricated House	Patented	2442403	9/24/2003	2442403	12/2/2008
US	Customizable Transportable Structures and Components Therefor	Pending	16/143,598	9/27/2018
US	Customizable Transportable Structures and Components Therefor	Pending	16/804,473	2/28/2020
US	Customizable Transportable Structures and Components Therefor	Pending	15/931,768	5/14/2020
PCT	Customizable Transportable Structures and Components Therefor	Pending	PCT/US18/53006	9/27/2018
Europe	Customizable Transportable Structures and Components Therefor	Pending	18 864 413.2	4/30/2020
Canada	Customizable Transportable Structures and Components Therefor	Pending	3,078,484	4/3/2020
US	Customizable Transportable Structures with Utility Channels and Laminate Enclosures	Pending	62/960,991	1/14/2020
US	Foldable Building Structures with Utility Channels and Laminate Enclosures	Pending	16/786,130	2/10/2020
PCT	Foldable Building Structures with Utility Channels and Laminate Enclosures	Pending	PCT/US20/17524	2/10/2020
US	Enclosure Component Perimeter Structures	Pending	16/786,202	2/10/2020
PCT	Enclosure Component Perimeter Structures	Pending	PCT/US20/17527	2/10/2020
US	Equipment and Methods for Erecting a Transportable Foldable Building Structure	Pending	16/786,315	2/10/2020
PCT	Equipment and Methods for Erecting a Transportable Foldable Building Structure	Pending	PCT/US20/17528	2/10/2020

Transport Patents

JURIS.	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Wheeled Assembly for Item Transport	Pending	16/143,628	9/27/2018
PCT	Wheeled Assembly for Item Transport	Pending	PCT/US18/53015	9/27/2018
Europe	Wheeled Assembly for Item Transport	Pending	18 863 822.5	4/30/2020
Canada	Wheeled Assembly for Item Transport	Pending	3,078,486	4/3/2020

Strategy

Boxabl intends to create a factory franchise business model. After our flagship factory in Las Vegas is scaled up, we want to expand internationally by setting up franchisees to build their own factories. We will use this first production style factory to identify procedures, data, costs, raw materials, equipment, labor numbers and more to build a blueprint for future factories.

We believe a franchise model would let us rapidly scale worldwide. Under this scenario, Boxabl becomes a logistics company with franchisees constructing factories around the world. We would supply franchisee with raw materials, custom equipment, branding, proprietary components, quality control, and other services.

Our Planned Starter Factory

Our planned starter production facility is expected to produce six Boxes per shift. This would result in constructing approximately 400 Boxes in the first year, and 3,600 in the second year once we reach standard production, which would consist of two shifts per day, six days a week. The Boxes and panels will move through stations in the factory where different sections are completed. Our current factory design utilizes ten stations. For this design, we would require 137,000 square feet of factory space, which we would rent. Many spaces are available in the Las Vegas area that meet our criteria, and many more new buildings are under construction. On December 29, 2020, we entered into a lease for such a facility, which we will take possession of on May 1, 2021 on a sixty-five month lease. We believe this factory should create approximately 300 new direct jobs. Many more indirect jobs will be created on the building sites by our customers when they are using our modules to build.

We have revised our plans for our starter factory between July and October 2020 based on the increase in interest we have received from potential customers. We had originally intended to have a starter facility occupying 50,000 square feet, that would initially produce one Box per shift. In order to meet our initial demand, we need additional capacity.

In the future, we anticipate increasing the scale of our manufacturing capabilities with additional and larger production facilities. We believe that significant expansion will be necessary in order to meet the demand we believe we will receive based on interest from potential customers.

Our Customers

In 2019, Boxabl delivered the first prototype at the Builders Show in Las Vegas and received an overwhelming response. Builders were ecstatic to see the development of a solution to many issues they struggle with. We received the equivalent of 6,000,000+ sq. ft. of “reservations” from hundreds of professional builders. These reservations were simply an indication of interest and we did not take any deposits; they are not a guarantee of future revenues.

After the show we ordered basic manufacturing equipment and continued to perfect the system and address feedback we got from the builder community. We were invited back to the 2020 show through a sponsorship with Professional Builder Magazine. Once we decided our initial building product focus would be the ADU, we built three more units for the show. In January 2020, we debuted the “Casita” at the Builders Show and again received a high level of interest from potential customers. Rather than just making available “reservations”, we began taking deposits for position on our waitlist. As of the date of this PPM, we have received over 2,000 deposits from potential customers that range from $100 to $1,200, and have received interest from more than 18,000 additional potential customers wishing to reserve their place in line for when production of the Casita begins. While significantly below the full sales price of the Casita, we believe a significant percentage of these deposits will result in actual orders. This represents several years of production before we ever open our planned production facility.

Initial Purchase Orders

In December 2020, the company received two purchase orders from ADS, Inc., to deliver 156 Casitas to the federal government. These purchase orders and related agreements are included as Exhibit 6.4 to the Offering Statement of which this Offering Circular is part. These purchase orders represent approximately $10 million in gross revenues to the company upon delivery of the Casitas. The payment schedule under the purchase orders is as follows:

•25% down upon receipt of the purchase order;

•25% 120 days following receipt of the purchase order; and

•The remaining balance upon delivery of the Casitas.

Boxabl has received $4,622,784 million under the terms of the contract to date. Two payments are remaining, the final payment due upon the Casitas delivery. We are required to ship the Casitas by November 18, 2021. If we are not able to deliver upon the order, we will be required to refund any amounts paid for Casitas that were not delivered.

The purchase orders are subject to certain standard “Terms and Conditions of Purchase” which provide, among other terms, that:

•The purchase is subject to the terms of the purchase orders;

•The purchase is subject to standard commercial limited warranty;

•Boxabl is acting as an independent contractor;

•ADS may terminate the purchase orders for any reason, while Boxabl may only terminate for cause;

•Boxabl will indemnify ADS for any breach by Boxabl;

•Boxabl must be in compliance with federal government procurement regulations including being an equal employment opportunity employer, federal export controls, and regulations of the Office of Foreign Asset Control.

The company has also agreed to certain requests in a statement of work which includes: removal of the side window, removal of the back door, modifications to the closet, replacement of the front door, adding blinds, and removing the fireplace.

Competition

Our competition can be broken into the following categories:

●

Stick built: Traditional home building method, accounts for majority of the market.  Raw materials are brought to site and built by hand into finished buildings. This market is made up of many small builders. We think this group represents our likely customer base, as we provide them with a better solution.

●

Manufactured: Manufactured homes are standardized homes built in a factory and shipped to site. These homes are generally built to a lower standard called the nation HUD code and attempt to come in at the lowest cost possible. The defining factor with this product is that they are generally deemed personal property and not real property. Only a few large companies dominate this category.

●

Modular: Modular homes are factory-built homes required to be built to the same or higher building code standards of stick-built homes. These homes are generally more customizable than a manufactured home.

●	Panelized systems: Wall panels with different levels of finish are built in a factory and then assembled onsite, usually by those doing stick-built construction.

In addition, there are a few new and notable housing startups trying to address the problems in the housing markets. We see startups such as Blockable, Katerra, Factory OS, and Rad Urban, as direct competitors, but will also benefit from their efforts to make innovative design and construction the new norm in home building.

Employees

The company currently has 9 full-time employees, and expects to increase hiring when production at its starter factory is able to begin.

Litigation

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

THE COMPANY’S PROPERTY

Our principal offices and initial construction space is located at 6120 North Hollywood Blvd., Las Vegas, Nevada. The space is currently leased by 500 Group Inc., an entity controlled by our CEO, Paolo Tiramani. We have not entered into a sublease agreement for the space, but do contribute to the lease per a verbal agreement between the company and 500 Group Inc.

Initial Manufacturing Facility

On December 29, 2020, we entered into a lease for industrial space which we will make into our initial manufacturing facility. We will take possession of on May 1, 2021 on a sixty-five month lease. The address of the facility is 5345 E Centennial Pkwy, Building 1, North Las Vegas, NV 89115.

Material Lease Terms

Premises:	Building 1 located at 5345 East Centennial Parkway, North Las Vegas, NV 89115

Square Feet:	173,720 rentable square feet

Commencement Date:	April 1, 2021

Term:	65 months commencing on April 1, 2021 and ending August 31, 2026

Security Deposit:	$525,000

Monthly Base Rent:	Lease Months	Monthly Base Rent
	01 – 12	$87,728.60*
	13 – 24	$90,360.46
	25 – 36	$93,071.27
	37 – 48	$95,863.41
	49 – 60	$98,739.31
	61 - 65	$101,701.49

Triple Net Lease:	All costs, expenses, and obligations relating to the facility during the term of the lease, including operating expenses, repairs, insurance, and taxes, are the responsibility of Boxabl.

Facility Capacity

With this new facility, we believe we will be able to manufacture approximately 3,600 Casitas per year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We have provided audited financial statements for the years-ended December 31, 2019 and 2018 that have been audited by dbbmckennon. You should read the following discussion and analysis of our financial condition in conjunction with these statements.

Further, we prepared interim financial statements covering the periods ended June 30, 2020 and 2019. These statements are not audited and will not include year-end adjustments necessary to make those financial statements comparable to audited results. In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading have been included.

Results of Operations

We have not yet commenced sales of our principal products and our results to date reflect efforts to build our initial business. Our 2019 gross revenues were $60,000 compared with 2018 gross revenues of $0. Revenue in 2019 was generated from a one-time sponsorship payment to attend the Builder Shows, and not from out anticipated future business activities. This revenue was offset by an equal cost of revenue, for net revenues of $0. Additional amounts related to this sponsorship was reflected as a deferred cost of sales at year end 2019, and is reflected as revenue for the six-month period ended June 30, 2020, also offset by equal cost of revenue. When we begin production and sales of our Casita Box, which we intend to begin in 2020, our net revenues will reflect certain costs of goods sold like raw materials and assembly costs, shipping, and labor. No revenues from the sale of Casita Boxes has been recognized as of the date of this offering circular.

Included in the costs of goods sold will be a 1% royalty paid to Build IP LLC, a company controlled by our founder and CEO, Paolo Tiramani, under the terms of our exclusive license agreement to utilize the patented technology necessary to produce and deliver our Boxes.

Over 2019, we incurred $707,547 of operating expenses, compared to $110,768 in 2018, reflecting a significant increase in operating activity Our main expense incurred in 2019 was research and development related to our prototype which we demonstrated at the Builders Show. That expense amounted to $507,347, or 71.7% of our total expenses for 2019. We anticipate that we will continue to incur research and development expenses as we produce our initial line of Casita Boxes for sale. For the six-months ended June 30, 2020, this amount was $111,524. We also expect an increase in rent, shop supplies, equipment, utilities, and payroll expenses as we ramp up operations.

To date, in 2020 we our operating expenses have been approximately, $975,000, with $335,117 occurring as of June 30, 2020. We are experiencing an increase in general and administrative expenses resulting from our management beginning to be compensated for their services and expenses related to our securities offerings.

Based on the foregoing, we incurred a net loss of $707,547 in 2019, compared to a net loss of $110,768 in 2018. For the six months ended June 30, 2020, we incurred a net loss of $335,117 compared to $115,609 for the same period in 2019.

Liquidity and Capital Resources

As of December 31, 2019, the company held $115,980 in cash, $90,000 in deferred costs of sales, and $4,009 in other current assets. At that time, we also had $149,272 in account payable current liability. Those deferred costs of sales were recognized as part of revenue in 2020.

Our operations were initially financed by our holders of Common Stock, who contributed $630,810 to the company in 2019, and $258,111 in 2018 in the form of member contributions when organized as a limited liability company. So far in 2020, these stockholders have contributed an additional $440,000 to support the operations of the company in the form of verbal agreements for loans that bear no interest and are due upon demand, with $282,748 coming prior to June 30, 2020. Beginning in July 2020, we undertook an offering of securities under Regulation Crowdfunding, which was also available to accredited investors pursuant to a concurrent offering under Rule 506(c) of Regulation D. These offerings closed in September 2020. Through these offerings, we received net proceeds of $989,749.99 on gross proceeds of approximately $1.07 million in our offering under Regulation Crowdfunding. In addition, as of October 23, 2020, we have received net proceeds of $967,576 in the offering under

Rule 506(c) of Regulation D. We anticipate receiving additional funds from the offering under Rule 506(c) as we close on investors. As a result of these offerings, we have issued 15,127,329 shares of our Non-Voting Series A Preferred Stock.

Beginning in November 2020, we have also commenced an offering of convertible notes pursuant to Rule 506(c) of Regulation D. We are seeking to raise up to $50,000,000 in that offering. That offering will terminate upon qualification of this offering as the notes sold under that offering would convert into the Non-Voting Series A-1 Preferred Stock of the company upon qualification of this offering under Regulation A. As of the date of this offering circular, we have sold $388,028 worth of convertible notes, representing 657,674 shares of our Series A-1 Preferred Stock.

From the proceeds of these previous offering, we believe we have sufficient capital to begin our expansion in to new manufacturing facilities and begin producing Boxes that have been ordered, and for which interest has been received. On December 28, 2020, we entered into a sixty-five month lease for a site which we will make into our manufacturing facilities, with the lease date beginning May 1, 2021. The initial monthly rent is $87,728.60 per month for the first 12 months. We are required to deliver one month of lease payments, a security deposit of $525,000 and our share of operating expenses for the property prior to taking possession of the facility. This amount totals at $631,837.80. As discussed above under “Our Planned Starter Factory”, there is ample supply of available facilities in the Las Vegas area and we do not expect to be materially harmed if we were required to relocate.

Plan of Operations

Now that we have proven our concept to builders at trade shows, and received significant interest in the form of waitlist subscribers, and deposits on the purchase of Casita Boxes, we are entering a capital-intensive phase of operations.

Without any further capital investment, we are able to begin construction of 1 Casita Box per week. However, the additional capital will allow for the acquisition of additional industrial space, and tooling that will allow for improved construction at scale.

Our anticipated expenses over the next 12 months include approximately $3.01 million for the acquisition of raw materials for construction of 150 Casita Boxes, approximately $1.575 million for warehouse space, and $8.75 million for labor (representing 1 shift of 125 employees). In all, we expect labor, management, professional fees, and other general and administrative expenses to be approximately $17.499 million. We also intend to acquire capital assets and equipment, such as trucks and lifts, which we anticipate to cost approximately $7.38 million.

If we are not able to raise the full amount of capital to cover these initial expenses prior to generating revenue, we will scale our operations accordingly as we believe to be in the best interests of the company.

Planned Timeline

The following timeline is based on raising at least $50,000,000 we are seeking to raise from this offering. Months follow the close of this offering:

Month 1-2:	Identify needs for manufacturing facility; order equipment and tools; continue third party testing, working towards approval from CA and NV; order molds for PVC extrusions; hire additional staff

Month 2-4:	Move to warehouse; begin slow production 1 Casita Box per week; steel is outsourced for our specifications; expand staff

Month 4-6:	Setup assembly line style production for output of 1 Casita Box per day; increase staff; bring steel production in house and order more specific equipment to increase efficiency

Month 6-9:	Begin rolling out other floor plans for the Casita Box.

Month 12+:

Ready with repeatable factory plans and suppliers begin seeking franchise/partner factories for expansion; new capital raise for automation enhancements in our factory; development of additional sizes and Box models.

There is no assurance that we will be able to meet this timeline. It is provided to identify our intentions for moving forward during the next 12 months of operation after receiving funds in this offering.

Trend Information

An important milestone for the company was receiving deposits of $400,000 from over 2,000 potential customers, representing potential revenues of over $100 million. Deposits of $206,300 were received as of June 30, 2020. We do not yet have the capacity to deliver if each deposit turns into a confirmed order. In order to be able to deliver, we will need to raise the funds in this offering to be able to build out our starter factory. As of December 29, 2020, we have entered into a lease for the facility which will become our started factory.

We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our people and securing the supple of materials that are essential to our production process, such as sheet steel, EPS foam, and PVC extrusions. At this stage, the impact of our business and results has not been significant. We do expect a reduction in the supply of goods and materials from our Chinese suppliers, which supply magnesium oxide board. We will continue to follow the various government policies and advice, and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Fulltime with the company?
Executive Officers
Paolo Tiramani	Founder and CEO	60	Since December 2017	Yes

Directors
Paolo Tiramani	Director	60	Since June 2020
Hamid Firooznia	Director	73	Since June 2020
Galiano Tiramani	Director	32	Since June 2020

Significant Employees
Kyle Denman	Senior Engineer	28	Since December 2017	Yes
Galiano Tiramani	Business Development	32	Since December 2017	Yes

We are a small core team with a diverse background that is ready to hire appropriate industry expertise once we begin factory setup.

Paolo and Galiano Tiramani are father and son.

Officers and Significant Employees

Paolo Tiramani, Founder and Chief Executive Officer, Director

An industrial designer and mechanical engineer, Paolo has over 150 patent filings which have generated more than $1 billion in retail sales.  Paolo founded Boxabl in 2017 and has funded Boxabl to date through his intellectual property investment company 500 Group Inc., which has been in operation since 1986.  Paolo also founded Supercar System in 2014. Paolo moved operations to Las Vegas Nevada two years ago for its strategic location, business and tax climate to develop the Boxabl project into an operating company.

Kyle Denman, Senior Engineer

Kyle is the senior engineer spearheading development of the Boxabl technology, and joined Boxabl in 2017 following fist working with Paolo at Supercar System, where he started in 2016.  A graduate in Mechanical Engineering from Stonybrook University he holds over 20 civil engineering and automotive mechanical patents.  Kyle has been swinging a hammer since he was 12 years old for his family owned construction company and brings a deep understanding of all field issues with the industry combined with substantial engineering skills.

Galiano Tiramani/ Business Development, Director

Galiano is an entrepreneur who has previously founded two companies prior to joining Boxabl. The first company was   a cryptocurrency exchange and ATM network, which acts as a custodian for customer funds that had an annual trade volume in excess of $10 million.  Galiano also founded and operated a large green farming and processing facility which was sold in 2018.  Boxabl will be Galiano’s third company he hopes to make fully operational and revenue generating.

Hamid Firooznia, Director

Hamid brings 40 years of finance and tax strategies in construction, distribution, engineering, intellectual property and not-for-profit as well as high net worth individuals. Hamid is a partner in a New York State CPA firm for over 35 years. He holds a bachelor's degree in economics and master’s degrees in business administration in accounting.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended 2020 the company compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Paolo Tiramani	CEO	$83,076.92	--	$83,076.92
Galiano Tiramani	Business Development	$83,076.92	--	$83,076.92
Kyle Denman	Senior Engineer	$41,813.48	--	$41,813.48

For the fiscal year ended December 31, 2020, we did not compensate our directors for their services as director to the company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2020, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Paolo Tiramani(1)	222,000,000 shares of Common Stock	--	74%
Common Stock	Galiano Tiramani(1)	78,000,000 shares of Common Stock	--	26%
Common Stock	Officers and Directors as a Group	300,000,000 shares of Common Stock	--	100%

(1)C/o Boxabl Inc., 6120 N Hollywood Blvd. Suite 104, Las Vegas, NV, 89115.

No holder of the company’s Series A Preferred Stock holds a 10% or greater interest of that class of securities.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Intellectual Property License

Boxabl entered into the exclusive license with Build IP, LLC on June 16, 2020. Build IP, LLC is controlled by Boxabl’s founder and CEO, Paolo Tiramani. The license will continue in perpetuity unless terminated by written agreement of Boxabl and Build IP, LLC, or by reason of default for (1) failure to pay, (2) failure to perform any material obligations under the license, or (3) insolvency of either party. Pursuant to the license agreement, Boxabl will pay a license fee of 1% of the net selling price generated from the sale of its Boxes to Build IP, LLC. Boxabl has the right to sublicense any of the rights and obligations under the exclusive license, which will facilitate our anticipated factory franchise business model.

Operating Lease

Boxabl has a verbal agreement with a related party, 500 Group Inc., to provide cost sharing payments to 500 Group Inc. for warehouse and office space on a month-to-month basis. 500 Group Inc. is controlled by Boxabl’s founder and CEO, Paolo Tiramani. The company currently contributes approximately $4,000 per month under this cost sharing arrangement.

Related Party Loans

In 2020, Paolo Tiramani has contributed funds to the company in the form of verbal agreements for loans that bear no interest and are due upon demand. As of the date of this offering circular, the balance on these loans is $440,000.

SECURITIES BEING OFFERED

General

We are offering Non-Voting Series A-1 Preferred Stock as well as Non-Voting Series A Preferred Stock to investors in this offering at a price of $0.79 and $0.14 per share, respectively. Both the Non-Voting Series A-1 and Series A Preferred Stock will convert into the Common Stock of the company automatically upon the occurrence of certain events, such as an underwritten initial public offering. We are offering up to 62,658,228 shares of Non-Voting Series A-1 Preferred Stock and up to 62,658,228 shares of Common Stock into which the Non-Voting Series A-1 Preferred Stock will convert in this offering, as well as up to 3,571,429 shares of Non-Voting Series A Preferred Stock and up to 3,571,429 shares of Common Stock into which the Non-Voting Series A Preferred Stock will convert in this offering.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Articles of Incorporation and our Bylaws. For a complete description of our capital stock, you should refer to our Amended and Restated Articles of Incorporation, and our Bylaws, and applicable provisions of the Nevada corporation law.

Our authorized capital stock consists of 425,000,000 shares of Common Stock, with 300,000,000 outstanding as of December 31, 2020, and 85,000,000 authorized shares of Preferred Stock, with 16,680,269 shares outstanding as of December 31, 2020. Of the 85,000,000 authorized shares of Preferred Stock, 20,251,698 are designated as Non-Voting Series A Preferred Stock and 64,748,302 are designated as Non-Voting Series A-1 Preferred Stock.

Non-Voting Series A-1 and Series A Preferred Stock

Voting Rights

Holders of Non-Voting Series A-1 and Series A Preferred Stock will have no voting rights on matters put to the stockholders for a vote.

Right to Receive Liquidation Distributions

In any event of any voluntary or involuntary liquidation, dissolution or winding up of the company, after payment to all creditors of the company, the remaining assets of the company available for distribution to its stockholders will be distributed first among the holders of Non-Voting Series A-1 and Series A Preferred Stock, and then to the holders of Common Stock. The Non-Voting Series A Preferred Stock issued in our concurrent offerings under Regulation Crowdfunding and Regulation D include a preferred liquidation preference in an amount equal to $0.17 per share held (the “Preferred Payment”). This Preferred Payment represents a bonus those holders, as they paid $0.14 per share and are eligible for a Preferred Payment of $0.17 per share. The Preferred Payment for the Series A-1 Preferred Stock is $0.79 per share, which is equal to the per share price in this offering.

If there are insufficient assets for the Preferred Payment, then the holders of the Non-Voting Series A-1 and Series A Preferred Stock will receive their pro rata share of available assets upon liquidation of the company.

Conversion Rights

Upon the occurrence of firm underwriting registered offering (an “IPO”), the Non-Voting Series A-1 and Series A Preferred Stock will automatically convert into voting Common Stock of the company.

Rights and Preferences

Holders of the company's Non-Voting Series A-1 and Series A Preferred Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Non-Voting Series A-1 and Series A Preferred Stock.

Common Stock

Voting Rights

Holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Stockholders and written actions in lieu of meetings, including the election of directors.

Right to Receive Liquidation Distributions

Subject to any rights of the holders of the Non-Voting Preferred Stock, in any event of any voluntary or involuntary liquidation, dissolution or winding up of the company, after payment to all creditors of the company, the remaining assets of the company available for distribution to its stockholders will be distributed among the holders of Common Stock on a pro rata basis by the number of shares held by each holder.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Stockholders Agreement

All holders of the company’s Common Stock and Series A-1 and Series A Preferred Stock will be subject to our Stockholders Agreement. The following summary is qualified in its entirety by the terms and conditions of the Stockholders Agreement itself.

Directors and Management of the Company

The Stockholders Agreement provides for control of the Board of Directors of the company by Paolo Tiramani and Galiano Tiramani. The Stockholder Agreement further provides for supermajority approval of the voting holders of Common Stock of the company for the company to undertake specified actions.

Restriction on Transfer

Holders of the Common Stock and Series A-1 and Series A Preferred Stock are restricted from transferring their shares acquired in this offering, except under limited circumstance following approval of the Board of Directors of the Company and satisfaction of the provisions of a right of first refusal granted to Paolo Tiramani and Galiano Tiramani.

Termination of Stockholders Agreement

The Stockholders Agreement will terminate upon the earliest of (1) the consummation of an Initial Public Offering pursuant to an effective registration statement; (2) a merger or business combination resulting in the company being traded on a national securities exchange; (3) the date that there are no holders of the company’s equity securities; (4) dissolution or winding up of the company; or (5) by unanimous agreement of the stockholders of the company.

Forum Selection Provision

The Stockholders Agreement requires that any suit or action based on contract or tort, or otherwise to enforce any provision of the Stockholders Agreement be brought in the Eighth Judicial District Court of Clark County, Nevada. If the Eighth Juridical

District Court of Clark County does not have jurisdiction, then the matter may be adjudicated in another state district court in the State of Nevada, or in federal court located within the State of Nevada. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the Stockholders Agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Stockholders Agreement also provides that investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the Stockholders Agreement, including any claim under federal securities laws.  By investing in this offering, the investor knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Spousal Consent

The company requires that a married investor provide a spousal consent to the Stockholders Agreement. A spousal consent is important to the company because in the event of dissolution of a marriage, or death of the investor with the spouse inheriting the securities in this offering, the spouse taking possession of the shares will be bound by the terms of the Stockholders Agreement, providing certainty to the company for the enforcement of the agreement. The company requires that the spousal consent be provided to the company within 15 days of confirmation of an investment in the company. While, non-receipt of a spousal consent when necessary may result in equitable remedies pursuant to the Stockholders Agreement, it is not a condition of the investment or being a stockholder of the company.

Ceasing of Holdings

Should an investor dispose of their securities in accordance with the Stockholders Agreement while it is in effect, that investor will have no further obligations under the agreement, and would not be liable for any breach of terms that may have occurred while holding the shares, if any such breach has occurred.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

Boxabl, Inc.

For the Six Months Ended June 30, 2020

Boxabl, Inc.

Financial Statements

For the Six Months Ended June 30, 2020

(Unaudited)

(Internally Prepared)

Boxabl, Inc.

Balance Sheets

(Unaudited)

(Internally Prepared)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$ 184,750	$ 115,980
Deferred cost of sales	-	90,000
Other current assets	1,000	4,009
Total current assets	185,750	209,989
Fixed Assets (note 4)
Machinery and Equipment, net	61,555	69,889
Total assets	$ 247,305	$ 279,878

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 22,767	$ 149,272
Deferred revenue	-	60,000
Customer deposits	206,300	-
Total current liabilities	229,068	209,272
Long-term liabilities: Loans Payable- Officers	282,749
Total long-term liabilities	282,749
Total liabilities	$ 511,816	$ 209,272

  Commitments and contingencies

Member’s equity

Common stock class A, $.0001 par, 425 million shares

  authorized, 300 million shares issued and outstanding

Preferred stock, $.0001 par, 75 million shares authorized

 zero shares issued and outstanding

Retained equity (deficit)

	- - 30,000 - (294,511)	- 70,606 - - -
Total stockholders’ equity (deficit)	(264,511)	70,606
Total liabilities and stockholder’s equity	$ 247,305	$ 279,878

See Notes to the Financial Statements.

3

Boxabl, Inc.

Statements of Operations

(Unaudited)

(Internally Prepared)

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Revenue	$ 90,000	$ 40,000
Cost of goods sold	90,000	40,000
Gross profit	-	-
Expenses:
General and administrative	197,125	17,538
Sales and marketing	26,468	8,082
Research and development	111,524	89,989
Total operating expenses	335,117	115,609
Operating loss	(335,117)	(115,609)
Net loss	$ (335,117)	$ (115,609)

See Notes to the Financial Statements.

4

Boxabl, Inc.

Statements of Changes in Stockholders’ Equity (Deficit)

(Unaudited)

(Internally Prepared)

	Total Stockholders’ Equity (Deficit)	Total Member’s Equity
Balance at December 31, 2019 100Conversion to C-Corp:	$ -	$ 70,606 (70,606)
Common stock, par $.0001 Retained equity	30,000 40,606	-
Less: Net loss	(335,117)	-
Balance at June 30, 2020	$ (264,511)	$ -

See Notes to the Financial Statements.

5

Boxabl, Inc.

Statements of Cash Flows

(Unaudited)

(Internally Prepared)

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Operating activities
Net loss Adjustments to reconcile net loss to net cash used in operating activities:	$ (335,117)	$ (115,609)
Depreciation and amortization Changes in operating assets and liabilities:	8,334	4,121
Prepaid expenses	3,009	(1,290)
Accounts payable Deferred cost of sales Deferred revenue Customer deposits	(126,505) 90,000 (60,000) 206,300	34,513 (60,000) - -
Net cash used in operating activities	(213,979)	(138,265)
Financing activities
Proceeds from capital contributions Proceeds from officers’ loans	- 282,749	62,187 -
Net cash provided by financing activities	282,749	62,187
Net (decrease) increase in cash and cash equivalents	68,770	(76,078)
Cash and cash equivalents at beginning of year	115,980	120,095
Cash and cash equivalents at end of period	$ 184,750	$ 44,017

Supplemental disclosures of cash flow information:

Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

See Notes to the Financial Statements.

6

Boxabl, Inc.

Notes to Financial Statements

June 30, 2020

(Unaudited)

(Internally Prepared)

NOTE 1 – INCORPORATION AND NATURE OF OPERATIONS

Boxabl, Inc. is a development stage corporation originally organized as a Nevada limited liability company, pursuant to Chapter 86 NRS, on December 2, 2017.  The corporation converted from a Nevada limited liability company to a Nevada corporation on June 16, 2020, pursuant to Chapter 92A of the NRS.  The financial statements of Boxabl, Inc., (which may be referred to as the "Company", “Boxabl,” "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Las Vegas, Nevada.

Boxabl is in the process of building a new type of modular boxes with the help of modern manufacturing processes. Its product will result in superior, higher quality residential and commercial buildings in half the time and half the cost, by resolving the problems of labor shortages and using approximately, 80% less building material. The Company has developed patented shipping technology, which will help it serve large geographic areas from one factory. This innovation allows the Company to serve the entire USA and even international markets.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has incurred losses from operations and has net cash used in operations since Inception.

The Company expects to obtain funding through equity placement offerings until it consistently achieves positive cash flows from operations.  The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital.  Management’s plan to address this need includes, (a) continued exercise of tight cost controls to conserve cash, and (b) obtaining additional equity financing.  There are no assurances that our plans will be successful. See Note 9 for amounts raised.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

The accompanying interim financial statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These interim financial statements are internally prepared and, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for 2020. Certain information and footnote disclosures normally included in interim financial statements prepared in accordance with US GAAP have been omitted in accordance with the rules and regulations of the SEC. These interim financial statements should be read in conjunction with the audited financial statements and accompanying notes.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make

7

Boxabl, Inc.

Notes to Financial Statements

June 30, 2020

(Unaudited)

(Internally Prepared)

estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, government policies. These adverse conditions could affect the Company's financial condition and the results of its operations.

Research and Development

All research and development costs- design, material, consultants related to proto-type development are expensed as incurred.  Total research and development costs for the six months ended June 30, 2020 and 2019 are $111,524 and $89,989, respectively.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (“FDIC”) insurance premiums.  The Company has never experienced any losses related to these balances.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  Due to the FASB extension in June 2020, the guidance is effective for annual periods beginning after December 15, 2021.  Early adoption is permitted.  The Company is currently evaluating the impact on its financial statements but does not expect it to have a significant impact on the operations or financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements.  As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

8

Boxabl, Inc.

Notes to Financial Statements

June 30, 2020

(Unaudited)

(Internally Prepared)

NOTE 4 – PROPERTY AND EQUIPMENT

The Company’s property and equipment consist of the following amounts as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019

Machinery and Equipment	$83,336	$83,336
Less: Accumulated Depreciation	(21,781)	(13,447)
	$61,555	$69,889

Machinery and equipment primarily consist of equipment, which is depreciated over five years.

During the six months ended June 30, 2020 and 2019, the Company recognized $8,334 and $4,121 in depreciation expense, respectively.

NOTE 5 – LONG-TERM DEBT

Loans Payable To Officers

The Company executed loan agreements with its two shareholders during the six months ended June 30, 2020.  The loans are not interest-bearing and are due upon demand.  The outstanding principal balances on the loans payable at June 30, 2020 is $282,748.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has a verbal contract with the controlling stockholder to share certain costs related to office space, support staff, and consultancy services for which the related party covers the costs for which are incurred on behalf of the Company. There are no markups on these shared costs by the related party for which are treated as shareholder loan.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred and Common Stock

The Company converted to a C-Corporation in the state of Nevada on June 16, 2020.  In conjunction with the conversion, the Company authorized the issuance of 425 million shares of common stock with a par value of $0.0001 and 75 million shares of preferred stock with a par value of $0.0001.  The Company designated all shares of preferred stock as “Series A Preferred Stock”, see below for rights and preferences.

Of the 425 million authorized shares of common stock, 300 million shares were issued to the Company’s two stockholders in exchange for their membership interests in Boxabl, LLC, on June 16, 2020.

The Series A Preferred Stock has the following preferences:

Holders of Series A Preferred Stock are not entitled to any voting rights. Shares of Series A preferred stock are convertible to common stock on a one for one basis upon the Company’s IPO or upon a Regulation A capital raise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, payment shall be made to the holders of Series A Preferred Stock before payment is made to any holders of common stock.

9

Boxabl, Inc.

Notes to Financial Statements

June 30, 2020

(Unaudited)

(Internally Prepared)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company has a verbal lease agreement with a related party to rent warehouse and office space on a month-to-month basis.  The Company’s portion of the monthly rent is approximately $4,000.

Total rent expense for the six months ended June 30, 2020 and 2019 was $24,014 and $15,785, respectively.

Litigation

There are no legal proceedings, which the Company believes will have a material adverse effect on its financial position.

NOTE 9 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 29, 2020, the date on which the financial statements were available to be issued.

The Company launched Regulation CF and Regulation D capital raises for which resulted in net proceeds of $2,037,576 and the issuance of 15,127,329 shares of common stock at $0.14 per share.

The Company has received an additional $200,000 in customer deposits for over 1,000 Boxabl units.

As part of the Regulation CF and Regulation D capital raises, the Company entered into exclusive placement agency agreement with Wefunder Portal, LLC. Under the terms of the agreement the Company paid 7.5% of the aggregate subscription proceeds for equity sold, up to $1,070,000.

On December 29, 2020, the Company entered into a lease for industrial space which we will make into its initial manufacturing facility. The Company will take possession of on May 1, 2021 on a sixty-five month lease. The address of the facility is 5345 E Centennial Pkwy, Building 1, North Las Vegas, NV 89115.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic.  Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses.  The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economic and financial markets of many countries, including the geographical area in which the Company operates. Measures taken by various governments to contain the virus have affected economic activity. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our people and securing the supply of materials that are essential to our production process. At this stage, the impact on our business and results has not been significant.  We do expect a reduction in the supply of goods and materials from our Chinese suppliers.  We will continue to follow the various government policies and advice, and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

10

Boxabl, LLC

For the Years Ended December 31, 2019 and 2018 With Independent Auditors’ Report

Boxabl, LLC

Financial Statements

For the Years Ended December 31, 2019 and 2018

1

INDEPENDENT AUDITORS’ REPORT

To the Management and Directors

of Boxabl, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Boxabl, LLC (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these ﬁnancial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of ﬁnancial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these ﬁnancial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the ﬁnancial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the ﬁnancial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the ﬁnancial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the ﬁnancial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of signiﬁcant accounting estimates made by management, as well as evaluating the overall presentation of the ﬁnancial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has experienced operational losses and negative cash flows from operations since Inception. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

dbbmckennon

San Diego, California

November 24, 2020

2

Boxabl, LLC

Balance Sheets

December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$ 115,980	$ 120,095
Deferred cost of sales	90,000	60,000
Other current assets	4,009	-
Total current assets	209,989	180,095
Fixed Assets (note 4)
Machinery and Equipment, net	69,889	21,959
Total assets	$ 279,878	$ 202,054

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$ 149,272	$ 34,711
Deferred revenue	60,000	20,000
Total current liabilities	209,272	54,711
Total liabilities	209,272	54,711
Commitments and contingencies Member’s equity	- 70,606	- 147,343
Total member’s equity	70,606	147,343
Total liabilities and member’s equity	$ 279,878	$ 202,054

See Notes to the Financial Statements.

3

Boxabl, LLC

Statements of Operations

	Year Ended December 31,
	2019	2018
Revenue Cost of goods sold	$ 60,000 60,000	$ - -
Gross profit	-	-
Expenses:
General and administrative	188,495	11,746
Sales and marketing Research and development	11,705 507,347	9,200 89,822
Total operating expenses	707,547	110,768
Operating loss	(707,547)	(110,768)
Net loss	$ (707,547)	$ (110,768)

See Notes to the Financial Statements.

4

Boxabl, LLC

Statements of Changes in Member’s Equity

Total Member’s Equity
Balance at December 31, 2017	$ -
Plus: Member’s contributions	258,111
Less: Net loss	(110,768)
Balance at December 31, 2018	$ 147,343
Plus: Member’s contributions	630,810
Less: Net loss	(707,547)
Balance at December 31, 2019	$ 70,606

See Notes to the Financial Statements.

5

Boxabl, LLC

Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Operating activities
Net loss Adjustments to reconcile net loss to net cash used in operating activities:	$ (707,547)	$ (110,768)
Depreciation and amortization Changes in operating assets and liabilities:	8,241	5,206
Prepaid expenses	(4,009)	-
Accounts payable Deferred cost of sales Deferred revenue	114,561 (30,000) 40,000	34,711 (60,000) 20,000
Net cash used in operating activities	(578,754)	(110,851)
Investing activities
Purchase of property and equipment	(56,171)	(27,165)
Net cash used in investing activities	(56,171)	(27,165)
Financing activities
Proceeds from capital contributions	630,810	258,111
Net cash provided by financing activities	630,810	258,111
Net (decrease) increase in cash and cash equivalents	(4,115)	120,095
Cash and cash equivalents at beginning of year	120,095	-
Cash and cash equivalents at end of year	$ 115,980	$ 120,095

Supplemental disclosures of cash flow information:

Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

See Notes to the Financial Statements.

6

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE 1 – INCORPORATION AND NATURE OF OPERATIONS

Boxabl, LLC is a development stage limited liability company (“LLC”) that was formed in December 2017. The financial statements of Boxabl, LLC., (which may be referred to as the "Company", “Boxabl,” "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Las Vegas, Nevada.  On June 16, 2020, the Company converted from a Nevada LLC to a Nevada corporation.

Boxabl is in the process of building a new type of modular boxes with the help of modern manufacturing processes. Its product will result in superior, higher quality residential and commercial buildings in half the time and half the cost, by resolving the problems of labor shortages and using approximately, 80% less building material. The Company has developed patented shipping technology, which will help it serve large geographic areas from one Boxabl factory. This innovation allows the Company to serve the entire USA and even international markets.

NOTE 2 – GOING CONCERN

The Company incurred a net loss of $707,547 during the year ended December 31, 2019, , and currently has limited revenues, which creates substantial doubt about its ability to continue as a going concern.

The Company expects to obtain funding through equity placement offerings until it consistently achieves positive cash flows from operations.  The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital.  Management’s plan to address this need includes, (a) continued exercise of tight cost controls to conserve cash, and (b) obtaining additional equity financing.  There are no assurances that our plans will be successful. See Note 8 for amounts raised subsequent to year end.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession,

7

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

downturn or otherwise, government policies. These adverse conditions could affect the Company's financial condition and the results of its operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date.  Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the company.  Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.  There are three levels of inputs that may be used to measure fair value:

•Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

•Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019 and 2018.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives (Note 4). Expenditures for maintenance, repairs, and minor improvements are charged to expense as incurred.  Major improvements with economic lives greater than one year are capitalized.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  No impairment charges were recorded for the years ended December 31, 2019 and 2018.

8

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. Therefore, the reported results for the year ended December 31, 2019 reflect the application of ASC 606. Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09. In addition, the adoption of the ASU did not have an impact on operation and the financial statements. The Company determines revenue recognition through the following steps:

-	Identification of a contract with a customer;

-	Identification of the performance obligations in the contract;

-	Determination of the transaction price;

-	Allocation of the transaction price to the performance obligations in the contract; and

-	Recognition of revenue when or as the performance obligations are satisfied.

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers.  Control transfers upon shipment of product and when the title has been passed to the customers.  This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.  Revenue is recorded net of sales taxes collected from customers on behalf of taxing authorities, allowance for estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience.  The Company records a liability for deposits for future products.  The liability is relieved, and the revenue is recognized once the revenue recognition criteria is met.  As of December 31, 2019, and 2018, the Company had deferred revenue of $60,000 and $20,000 presented on the accompanying balance sheets, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products used in the production of the Company’s finished products, shipping, and the related labor and overhead charges associated with that production.  The cost of goods sold relate to contracts to provide a prototype home unit for display at a show, thus, costs incurred in excess of revenues recorded in connection with the contract are classified as research and development as these were determined to be costs associated with improving the Company’s process, in tandem to a proto-type.

Advertising and Promotion

Advertising and promotion are expensed as incurred.  Advertising and promotion expense for the years ended December 31, 2019 and 2018 amounted to approximately $12,000 and $9,000, respectively, which is included in marketing expense.

Research and Development

All research and development costs- design, material, consultants related to proto-type development are expensed as incurred.  Total research and development costs for the years ended December 31, 2019 and 2018 are $507,347 and $89,822, respectively.

9

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (“FDIC”) insurance premiums.  The Company has never experienced any losses related to these balances.

For the years ended December 31, 2019 and 2018, one customer represented 100% of the total revenues for both years.  The loss of this customer would have significant impact on the Company’s operations.

Income Taxes

Federal and state income tax regulations require that the income or loss of a limited liability company be included in the tax returns of the members; accordingly, there are no liabilities or provisions for income taxes recorded in the accompanying financial statements.  The Company’s policy is to record distributions to its members related to the member’s federal and state income taxes that are attributable to the net income of the Company.  The Company records such distributions when they are declared and made to the member.

Tax positions initially must be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions initially and subsequently are to be measured at the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and relevant facts.

As of December 31, 2019 and 2018, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.  The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.  The Company’s tax return from 2018 forward are open to federal and state income tax examination.  As of December 31, 2019, and 2018, there were no ongoing tax examinations.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  Due to the FASB extension in June 2020, the guidance is effective for annual periods beginning after December 15, 2021.  Early adoption is permitted.  The Company is currently evaluating the impact on its financial statements but does not expect it to have a significant impact on the operations or financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements.  As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4 – PROPERTY AND EQUIPMENT

The Company’s property and equipment consist of the following amounts as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018

Machinery and Equipment	$83,336	$27,165
Less: Accumulated Depreciation	(13,447)	(5,206)
	$69,889	$21,959

Machinery and equipment primarily consist of equipment, which is depreciated over five years.

10

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

During the years ended December 31, 2019 and 2018, the Company recognized $8,241 and $5,206 in depreciation expense, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company has a verbal contract with the controlling member to share certain costs related to office space, support staff, and consultancy services for which the related party covers the costs for which are incurred on behalf of the Company. There are no markups on these shared costs by the related party for which are treated as contributed capital.

NOTE 6 – MEMBER’S EQUITY

Membership Units and Contributions

The Company accounts for membership units as a percentage. As of December 31, 2019 and 2018, 100% of the membership units were issued and outstanding. Allocation of income and losses, as well as voting, is based upon the percentages held by the holder.

During the year ended December 31, 2019 and 2018, the Company’s member contributed $630,810 and $258,111 to fund operations, respectively.

Preferred and Common Stock

Subsequent to December 31, 2019, the Company converted to a corporation.  The articles of incorporation were filed on June 16, 2020.  The Company authorized the issuance of 425,000,000 shares of common stock with a par value of $0.0001 and 75,000,000 shares of preferred stock with a par value of $0.0001.  The Company designated all shares of preferred stock as “Series A Preferred Stock”, see below for rights and preferences.

In connection with the conversion to a corporation, all the Company’s membership interest was exchanged for 300,000,000 shares of common stock.

The Series A Preferred Stock has the following preferences:

Holders of Series A Preferred Stock are not entitled to any voting rights. Shares of Series A preferred stock are convertible to common stock on a one for one basis upon the Company’s IPO or upon a Regulation A capital raise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, payment shall be made to the holders of Series A Preferred Stock before payment is made to any holders of common stock.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company has a verbal lease agreement with a related party to rent warehouse and office space on a month-to-month basis.  The Company’s portion of the monthly rent is approximately $3,200.

Total rent expense for the years ended December 31, 2019 and 2018 was $42,959 and $0, respectively.

Litigation

There are no legal proceedings, which the Company believes will have a material adverse effect on its financial position.

11

Boxabl, LLC

Notes to Financial Statements

December 31, 2019 and 2018

NOTE 8 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 24, 2020, the date on which the financial statements were available to be issued.

The Company launched Regulation CF and Regulation D capital raises for which resulted in net proceeds of $1,673,207 and the issuance of 12,524,694 shares of common stock at $0.14 per share.

The Company has received over $400,000 in customer deposits for over 2,000 Boxabl units.

The Company entered into an exclusive placement agency agreement with C2M Securities. Under the terms of the agreement the Company is to pay 7% of the aggregate subscription proceeds for equity sold under the Regulation CF and Regulation D capital raises.

The Company entered into a technology licensing platform agreement with Capital2Market LLC.  Under the terms of the agreement the Company will make a one-time payment of $5,000 which will give the Company access to various technology.

The Company entered into an exclusive license agreement with Build IP LLC, a related party. Under the terms of the agreement, Build IP LLC has agreed to license its structure, transport and trademark patents to the Company. Quarterly royalty payments of 1% are due on royalty-bearing sales.

Subsequent to December 31, 2019, the Company’s member has contributed additional money to the Company, with $282,748 coming in the form a verbal agreement for a loan that bears no interest and is due upon demand.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic.  Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses.  The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economic and financial markets of many countries, including the geographical area in which the Company operates. Measures taken by various governments to contain the virus have affected economic activity. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our people and securing the supply of materials that are essential to our production process. At this stage, the impact on our business and results has not been significant.  We do expect a reduction in the supply of goods and materials from our Chinese suppliers.  We will continue to follow the various government policies and advice, and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

See Note 6 for additional subsequent events.

12

PART III

INDEX TO EXHIBITS

1.1	Broker-Dealer Agreement with Dalmore Group, LLC **

2.1	Amended and Restated Articles of Incorporation **

2.2	Bylaws **

3.1	Form of Second Amended Stockholders Agreement

4.1	Form of Subscription Agreement for Series A-1 Preferred Stock **

4.2	Form of Subscription Agreement for Series A Preferred Stock **

4.3	Form of Subscription Agreement for Series A Preferred Stock - Republic **

6.1	License Agreement with Build IP, LLC **

6.2	Facilities Lease Agreement **

6.3	Offering Listing Agreement with OpenDeal Broker LLC **

6.4	Initial Purchase Orders and Related Agreements

8.1	Form of Escrow Agreement **

11.1	Consent of dbbmckennon

12.1	Opinion regarding legality of the securities**

13.1	Boxabl Portion of Meet the Drapers Testing the Waters Transcript**

16.1	Draft Offering Circular **

** Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on March 16, 2021.

Boxabl, Inc.

By:	/s/ Paolo Tiramani
Paolo Tiramani, Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Paolo Tiramani
Paolo Tiramani, Chief Executive Officer, Director, Principal Financial Officer, and Principal Accounting Officer
Date: March 16, 2021

/s/ Galiano Tiramani
Galiano Tiramani, Director
Date: March 16, 2021

/s/ Hamid Firooznia
Hamid Firooznia, Director
Date: March 16, 2021